EXHIBIT 5


                                                 August 6, 1999

Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034

         Re:      Registration Statement on Form S-8

Gentlemen:

         I refer to the Registration Statement on Form S-8, dated August 6, 1999 (the "Registration Statement"), to be filed by Avnet, Inc. (the "Company") with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of an additional 500,000 shares (the "Shares") of the Common Stock of the Company issuable under the Avnet Employee Stock Purchase Plan, as amended (the "Plan").

         I have examined such documents as I considered necessary for the purposes of this opinion. Based on such examination, it is my opinion that the Shares (which may be authorized but heretofore unissued shares or may be delivered out of the treasury of the Company) have been duly authorized and, upon issuance and/or delivery in accordance with the terms of the allocations made and other actions taken by the administering Committee pursuant to the Plan, will be legally issued, fully-paid and non-assessable under the laws of the State of New York (the state of incorporation of the Company).

         I consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                                  Very truly yours,



                                                  /s/David R. Birk
                                                  ------------------------------
                                                  David R. Birk

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